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                                                                    EXHIBIT 10.1


                           NOBLE DRILLING CORPORATION
                         401(k) SAVINGS RESTORATION PLAN


         THIS PLAN, made and executed at Sugar Land, Texas, by NOBLE DRILLING CORPORATION, a Delaware corporation (the "Company"),

                                WITNESSETH THAT:

         WHEREAS, the Company has heretofore established the Noble Drilling Corporation Amended and Restated Thrift Restoration Plan (the "Thrift Restoration Plan") for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company and its participating affiliates; and

         WHEREAS, the Company now desires to further amend the Thrift Restoration Plan to change its name and make certain other changes for the benefit of the employees participating thereunder;

         NOW, THEREFORE, pursuant to the provisions of Section 4.1 thereof, the Thrift Restoration Plan is hereby (i) renamed the Noble Drilling Corporation 401(k) Savings Restoration Plan, and (ii) amended by restatement in its entirety to read as follows:


                                   ARTICLE I.

                                   DEFINITIONS

         Section 1.1 Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

                  (a) "Account" means a Deferral Account or Matching Account, as the context requires.

                  (b) "Affiliated Company" means any corporation or organization, other than an Employer, which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code")) or of an affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) with respect to which an Employer is also a member, and any other incorporated or unincorporated trade or business which along with an Employer is under common control (within the meaning of Section 414(c) of the Internal Revenue Code).

                  (c) "Committee" means the committee designated pursuant to Plan Section 2.1 to administer this Plan.

                  (d) "Company" means Noble Drilling Corporation.


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                  (e) "Deferral Account" means an account established and
         maintained on the books of an Employer pursuant to Plan Section 3.2 to record a Participant's interest under this Plan attributable to amounts credited to such Participant pursuant to Plan Section 3.2(a).

                  (f) "Election Period" means the period prior to the beginning of a Plan Year which is specified by the Committee for the making of deferral elections for such year pursuant to Plan Section 3.1.

                  (g) "Eligible Employee" means, with respect to a Plan Year, any employee of an Employer (i) whose annual base salary as of the first day of such year (as estimated by the Committee during the Election Period for such year) will be at least equal to the greater of $85,000 or the compensation threshold amount applicable in determining a highly compensated employee for such year under Section 414(q)(1) of the Internal Revenue Code, and (ii) who is designated by the Committee as an Eligible Employee for such year for the purposes of this Plan.

                  (h) "Employer" includes the Company, Noble Drilling Services Inc., Noble Drilling (U.S.) Inc., Triton Engineering Services Company, Noble International Limited and any other incorporated or unincorporated trade or business which may adopt both the 401(k) Plan and this Plan.

                  (i) "Matching Account" means an account established and maintained on the books of an Employer pursuant to Plan Section 3.2 to record a Participant's interest under this Plan attributable to amounts credited to such Participant pursuant to Plan Section 3.2(b).

                  (j) "Participant" means an Eligible Employee or former Eligible Employee for whom an Account is being maintained under this Plan.

                  (k) "Plan" means this Noble Drilling Corporation 401(k) Savings Restoration Plan as in effect from time to time.

                  (l) "Plan Year" means the twelve-month period commencing January 1 and ending the following December 31.

                  (m) "401(k) Plan" means the Noble Drilling Corporation 401(k) Savings Plan as in effect from time to time.

                  (n) "Unit" means a fictional deferred compensation unit used solely for accounting purposes under this Plan.

                  (o) "Unit Value" means an amount equal to (i) if Company common stock is listed or admitted to trading on a securities exchange registered under the Securities Exchange Act of 1934, the average of the closing sale prices per share of such stock as reported on the


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         principal such exchange for the immediately preceding five days on which a sale of such stock was reported on such exchange, (ii) if Company common stock is not listed or admitted to trading on any such exchange, but is listed as a national market security by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or any similar system then in use, the average of the closing sale prices per share of such stock as reported on NASDAQ or such system for the immediately preceding five days on which a sale of such stock was reported on NASDAQ or such system, and (iii) if Company common stock is not listed or admitted to trading on any such exchange and is not listed as a national market security on NASDAQ or any similar system then in use, but is quoted on NASDAQ or any similar system then in use, the average of the mean between the closing high bid and low asked quotations per share for such stock as reported on NASDAQ or such system for the immediately preceding five days on which bid and asked quotations for such stock were reported on NASDAQ or such system.

                                   ARTICLE II.

                               PLAN ADMINISTRATION

         Section 2.1 Committee. This Plan shall be administered by the Committee appointed to administer the 401(k) Plan on behalf of the Employers. The Committee shall have discretionary and final authority to interpret and implement the provisions of the Plan. The Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting. The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and redetermine such action. The Employers shall indemnify and hold harmless each member of the Committee against any claim, cost, expense (including reasonable attorneys' fees), judgment or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act as a member of the Committee under this Plan, except in the case of willful misconduct.


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                                  ARTICLE III.

                        DEFERRED COMPENSATION PROVISIONS

         Section 3.1 Deferral Election. Subject to such conditions, limitations and procedures as the Committee may prescribe from time to time for the purposes of this Plan, during the Election Period for each Plan Year an Eligible Employee may elect to have the payment of (i) the portion of his or her elected pre-tax contributions to the 401(k) Plan which cannot be made to the 401(k) Plan because of the contribution limitations imposed under the 401(k) Plan or by the 401(k) Plan Committee in order to comply with the requirements of the Internal Revenue Code, (ii) up to 19% of the Basic Compensation (as defined in the 401(k) Plan but determined without regard to the maximum amount of compensation that may be taken into account under Section 401(a)(17) of the Internal Revenue Code) otherwise payable by an Employer to him or her for such year, and (iii) all or any portion of any bonus otherwise payable by an Employer to him or her for such year, deferred for future payment by such Employer in such manner and at such time or times permitted under Plan Section 3.5 as shall be specified by such Eligible Employee in such election. All elections made pursuant to this Plan
Section 3.1 shall be made in writing on a form prescribed by and filed with the Committee and shall be irrevocable.

         Section 3.2 Participant Accounts. The Deferral Account and the Matching Account being maintained by an Employer for a Participant under the Noble Drilling Corporation Amended and Restated Thrift Restoration Plan as of December 31, 2000, shall be designated as such Participant's Pre-2001 Deferral Account and Pre-2001 Matching Account, respectively, and shall continue to be maintained by such Employer for such Participant in accordance with the provisions of this Plan. For each Plan Year commencing after December 31, 2000, an Employer shall establish and maintain on its books a Deferral Account and a Matching Account for each Eligible Employee employed by such Employer who elects to defer the receipt of compensation for such year pursuant to Plan Section 3.1. Each such Account shall be designated by the name of the Participant for whom established and the Plan Year to which it relates, and shall be credited in accordance with the following provisions:

                  (a) The amount of any compensation otherwise payable by an Employer to a Participant for each month during a Plan Year that such Participant has elected to defer pursuant to Plan Section 3.1 shall be credited (as a dollar amount) by such Employer to such Participant's Deferral Account for that year no later than 15 business days after the end of the month during which such amount would otherwise have been paid by such Employer to such Participant.

                  (b) The number of Units equal to the number of shares of Company common stock that would have been contributed to the 401(k) Plan as an Employer Matching Contribution for such Participant for each month during a Plan Year if the compensation such Participant elected to defer for such month pursuant to Plan Section 3.1(i) had been contributed to the 401(k) Plan as a pre-tax contribution for such Participant for such month shall be credited to such Participant's Matching Account for that year no later than 15 business days after the end of such month.


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                  (c) An Employer in its discretion may provide for the
         crediting of additional amounts or Units to a Participant's Deferral Account or Matching Account pursuant to an award made by such Employer which specifies the dollar amount or number of Units to be credited to such Account and any special terms or conditions (such as special vesting or distribution provisions) applicable under such award. Any provision of this Plan to the contrary notwithstanding, the amount or Units credited to an Account under an award made pursuant to the provisions of this Plan Section 3.2(c) shall vest, be distributed and otherwise be governed by and administered in accordance with any special terms and conditions applicable under such award; provided, however, that the amount or Units that are credited to a Matching Account pursuant to an award made pursuant to the provisions of this Plan Section 3.2(c) shall be subject to forfeiture pursuant to the provisions of Plan Section 3.8.

         Section 3.3 Deferral Account Adjustments. Subject to such conditions, limitations and procedures as the Committee may prescribe from time to time for the accounting purposes of this Plan, on a daily basis (or at such other times as the Committee may prescribe), the amount credited as a dollar amount to each Deferral Account maintained by an Employer for a Participant shall be adjusted to reflect the investment results that would be attributable to the hypothetical investment of such credited amount in accordance with investment directions given by such Participant. The investment directions given and the hypothetical investments made pursuant to this Plan Section 3.3 are fictional devices established solely for the accounting purposes of this Plan, and shall not require any Employer to make any actual investment or otherwise set aside or earmark any asset for the purposes of this Plan.

         Section 3.4 Unit Adjustments. If a cash dividend is paid on Company common stock, each Account then credited with a Unit shall be credited on the date said dividend is paid with the number of Units equal to the amount of said dividend per share of Company common stock multiplied by the number of Units then credited to such Account, with the product thereof divided by the Unit Value on the date such dividend is paid. If the Company effects a split of its shares of common stock or pays a dividend in the form of shares of Company common stock, or if the outstanding shares of Company common stock are combined into a smaller number of shares, the Units then credited to an Account shall be increased or decreased to reflect proportionately the increase or decrease in the number of outstanding shares of Company common stock resulting from such split, dividend or combination. In the event of a reclassification of shares of Company common stock not covered by the foregoing, or in the event of a liquidation, separation or reorganization (including, without limitation, a merger, consolidation or sale of assets) involving the Company, the Board of Directors of the Company shall make such adjustments, if any, to an Account as such Board may deem appropriate.

         Section 3.5 Account Payments. Upon the termination of a Participant's employment with an Employer or Affiliated Company for any reason other than transfer to employment with another Employer or Affiliated Company, if such Participant is not fully vested in the amount credited to his or her Company Matching Account under the 401(k) Plan as of the date of such termination of employment, the number of Units credited to each Matching Account maintained by an Employer for


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such Participant shall be reduced to the number of Units equal to the number of
Units then credited to said Matching Account multiplied by the vested percentage applicable to such Participant's Company Matching Account under the 401(k) Plan as of the date of such termination of employment. As soon as practicable following the foregoing reduction, if any, but in no event later than 30 days after the last day of the quarter of the Plan Year during which a Participant's employment with an Employer or Affiliated Company terminates for any reason other than transfer to employment with another Employer or Affiliated Company:

                  (a) The amount credited to the Pre-2001 Deferral Account and Pre-2001 Matching Account maintained by an Employer for such Participant shall be paid or commence being paid, as the case may be, by such Employer to such Participant (or, in the event of his or her death, to the beneficiary or beneficiaries designated by such Participant pursuant to Plan Section 3.6) and charged against such Account either in a single lump sum or in approximately equal annual installments over a period of five years, such form of distribution to be determined by such Employer in its absolute discretion, and

                  (b) The amount credited to each Account maintained by an Employer for a Participant which relates to a Plan Year after 2000 shall be paid or commence being paid, as the case may be, by such Employer to such Participant (or, in the event of his or her death, to the beneficiary or beneficiaries designated by such Participant pursuant to Plan Section 3.6) and charged against such Account either in a single lump sum or in approximately equal annual installments over a period of five years, such form of distribution to be made in accordance with such Participant's election filed with the Committee for such Account during the Election Period for the Plan Year to which such Account relates.

         When Units credited to an Account maintained by an Employer for a Participant become distributable, such Units shall be canceled and the Employer maintaining such Account shall deliver or cause to be delivered to the distributee a stock certificate evidencing the ownership of one share of Company common stock for each Unit so canceled; provided, however, that if the rules of any stock exchange or stock market on which shares of Company common stock are listed require Company stockholder approval of the Plan as a prerequisite for listing on such stock exchange or stock market the shares of Company common stock deliverable under the Plan, then, unless and until such stockholder approval is obtained, all shares of Company common stock delivered pursuant to the Plan shall be either (i) shares of Company common stock acquired by the Company (or a trustee acting on behalf of the Company) in the open market, or
(ii) treasury shares of Company common stock issued by the Company to the distributee (or to a trustee acting on behalf of the Company for the purposes of the Plan). When an amount credited as a dollar amount to an Account maintained by an Employer for a Participant becomes distributable, such amount shall be paid by such Employer to the distributee in cash and charged against such Account. If the amount credited to an Account is paid in installments over a period of years, the provisions of Plan Sections 3.3 and 3.4 shall continue to apply to the amount credited to such Account from time to time. An Employer making a payment or causing shares of Company common stock to be delivered to or with respect to a Participant pursuant to this Plan shall withhold from any such payment or delivery and shall remit to the


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appropriate governmental authority, any income, employment or other tax such
Employer is required by applicable law to so withhold from and remit on behalf of the payee.

         Section 3.6 Designation of Beneficiaries. Any amount payable under this Plan after the death of a Participant shall be paid when otherwise due hereunder to the beneficiary or beneficiaries designated by such Participant. Such designation of beneficiary or beneficiaries shall be made in writing on a form prescribed by and filed with the Committee and shall remain in effect until changed by such Participant by the filing of a new beneficiary designation form with the Committee. If a Participant fails to so designate a beneficiary, or in the event all of the designated beneficiaries are individuals who predecease the Participant, any remaining amount payable under this Plan shall be paid when otherwise due hereunder to such Participant's surviving spouse, if any but if none, then to the Participant's estate.

         Section 3.7 Hardship Distributions. If a Participant who is fully vested in the amount credited to his or her Company Matching Account under the 401(k) Plan encounters an unanticipated severe financial emergency which is caused by an event or series of events beyond the control of such Participant and which has or will result in a severe financial hardship to such Participant if he or she does not receive an early distribution from an Account being maintained for such Participant under this Plan, the Committee in its absolute discretion may direct the Employer maintaining such Account to pay to such Participant in cash and charge against such Account such portion of the amount then credited to such Account (including, if appropriate, the entire balance thereof) as the Committee shall determine to be necessary to alleviate the severe financial hardship of such Participant. No distribution shall be made to a Participant pursuant to this Plan Section 3.7 unless such Participant requests such a distribution in writing and provides to the Committee such information and documentation with respect to his or her financial emergency and hardship as may be requested by the Committee.

         Section 3.8 Matching Account Forfeiture. Any provision of this Plan to the contrary notwithstanding, if the Committee in its absolute discretion determines that a Participant's employment with an Employer or Affiliated Company was terminated either (i) by discharge by such Employer or Affiliated Company for cause, or (ii) by such Participant's quitting to render services to, become employed by or otherwise directly or indirectly participate or engage in the financing or conduct of any business which competes with a business conducted by such Employer or Affiliated Company in an area where such business is then being conducted by such Employer or Affiliated Company, such Participant shall thereupon forfeit the entire amount credited to each Matching Account maintained by an Employer for such Participant.


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                                   ARTICLE IV.

                            AMENDMENT AND TERMINATION

         Section 4.1 Amendment and Termination. The Board of Directors of the Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, on behalf of all Employers, and at any time to terminate this Plan or any Employer's participation hereunder; provided, however, that no such amendment or termination shall reduce the amounts actually credited to a Participant's Accounts as of the date of such amendment or termination, or further defer the dates for the payment of such amounts, without the consent of the affected Participant. Any amendment to or termination of this Plan shall be made by or pursuant to a resolution duly adopted by the Board of Directors of the Company, and shall be evidenced by such resolution or by a written instrument executed by such person as the Board of Directors of the Company shall authorize for such purpose.

                                   ARTICLE V.

                            MISCELLANEOUS PROVISIONS

         Section 5.1 Nature of Plan and Rights. This Plan is unfunded and maintained by the Employers primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employers. The Units credited and Accounts maintained under this Plan are fictional devices used solely for the accounting purposes of this Plan to determine an amount of money to be paid and a number of shares of Company common stock to be delivered by an Employer to a Participant pursuant to this Plan, and shall not be deemed or construed to create a trust fund or security interest of any kind for or to grant a property interest of any kind to any Participant, designated beneficiary or estate. The amounts credited by an Employer to Accounts maintained under this Plan are and for all purposes shall continue to be a part of the general liabilities of such Employer, and to the extent that a Participant, designated beneficiary or estate acquires a right to receive a payment from such Employer pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of such Employer.

         Section 5.2 Spendthrift Provision. No Account balance or other right or interest under this Plan of a Participant, designated beneficiary or estate may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of such Participant, designated beneficiary or estate.

         Section 5.3 Employment Noncontractual. The establishment of this Plan shall not enlarge or otherwise affect the terms of any Participant's employment with an Employer, and such Employer may terminate the employment of such Participant as freely and with the same effect as if this Plan had not been established.


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         Section 5.4 Adoption by Other Employers. This Plan may be adopted by any Employer participating in the 401(k) Plan, such adoption to be effective as of the date specified by such Employer at the time of adoption.

         Section 5.5 Claims Procedure. If any person (hereinafter called the "Claimant") feels that he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Committee. Within sixty days following the receipt of such claim the Committee shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this Plan, and advise the Claimant that he or she may, within sixty days following the receipt of such notice, in writing request to appear before the Committee or its designated representative for a hearing to review such denial. Any such hearing shall be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at any such hearing the Claimant and/or his or her duly authorized representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within sixty days following the hearing thereon, and Committee shall in writing notify the Claimant of said final decision, again specifying the reasons therefor and the pertinent provisions of this Plan upon which said final decision is based. The final decision of the Committee shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.

         Section 5.6 Applicable Law. This Plan shall be governed and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except where superseded by federal law.

         IN WITNESS WHEREOF, this Plan has been executed by the Company on behalf of all Employers on this 31st day of December, 2000, to be effective as of January 1, 2001.

                                         NOBLE DRILLING CORPORATION



                                         By   /s/ Robert D. Campbell
                                           -------------------------------------
                                           Title: President



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